[GENICOM PRESS RELEASE]


For Further Information:
Theresa Pond
Vice President Corporate Communications
703-802-9217


FOR IMMEDIATE RELEASE

GENICOM Files For Chapter 11 Protection

Chantilly, VA.--March 10, 2000--GENICOM Corporation announced today that it has filed for Chapter 11 bankruptcy protection in Delaware. As previously reported, GENICOM Corporation has been operating in violation of its credit facility since the third quarter of 1999. On February 25, 2000, GENICOM received formal notice from its lender group of the occurrence of certain events of default under the credit facility, including the Company's failure to make required principal and interest payments. The notice also stated that all amounts due under the credit facility had been accelerated and were fully due and payable. The lenders immediately began exercising all of their rights and remedies, including their right to offset the Company's bank accounts and foreclose on their collateral.

In prior press releases, GENICOM had identified uncertainties related to the Company's ability to maintain itself as a going concern and noted that the absence of lender support could make the initiation of bankruptcy proceedings appropriate. On March 3rd, the Company was able to meet its payroll obligations after its current lender group released sufficient funds from previously offset money collected as the result of exercising its default remedies. Since then, the Company has been unsuccessful in negotiating remedies to the default occurrences and has thus filed for bankruptcy protection.

Subsequent to the filing, the Company and its lenders have agreed upon the terms of a DIP loan facility of $6.9 million and a cash collateral order that will be submitted to the court for approval. This agreement will enable the Company to continue operations including the funding of payroll, materials, goods and services on an ongoing basis. It is the Company's intention, in the near future, to ask the court to approve a procedure that will allow interested parties to submit proposals to purchase the Company's business in whole or in part. In addition, the Company has determined not to proceed with an appeal of its delisting from Nasdaq at this time.

In further developments, GENICOM announced the appointment of Shaun Donnellan to act as President and Chief Executive Officer during the bankruptcy proceedings, replacing Paul Winn. Concurrently, the Company's Senior Vice President of Finance and CFO, James Gale, was replaced. The Company has also received Abraham Ostrovsky's resignation, effective March 2nd, from his position as Director.

The statements contained in this release which are not historical facts are forward looking statements that involve risks and uncertainties, including, but not limited to, the Company's ability to reach agreement with buyers on the purchase of its business in whole or in part, secure new customers and maintain its current customer base, the risk of customer delays or cancellations in both on-going and new programs, supplier disruptions, the effect of economic conditions, the impact of competition and other risks detailed, from time to time, in the Company's Securities and Exchange Commission filings.

GENICOM Information

GENICOM Corporation is a global provider of integrated network solutions, multivendor services and printer solutions focusing on the midrange, client/server market. Its Document Solutions company (DSC) designs and markets a wide range of high-performance serial matrix, line matrix, page and travel industry printers, along with a complementary line of supplies, parts and services.

GENICOM's Enterprising Service Solutions company (ESSC) provides comprehensive IT solutions supporting emerging technologies such as Internet security, e-commerce, xDSL, cable modem, voice data and their related equipment. ESSC also delivers traditional support services including consulting, Help Desk, internetworking services and multivendor on-site product repair.

GENICOM is heaquartered within metropolitan Washington, DC. For more information on the company and its portfolio of enterprise printer and service solutions, access the GENICOM web site at www.genicom.com or the ESSC web site at www.essc.com.

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